EXHIBIT 11

                           CARNIVAL CORPORATION
          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except per share data)


                                                      For the Years Ended
November 30,
                                               1995                    1994

Net income                                   $451,091                $381,765

Adjustments to net income for the
purpose of computing fully diluted
earnings per share:
     Interest reduction from assumed
        conversion of
        4.5% Convertible Debentures             5,538                   5,538
Adjusted net income                          $456,629                $387,303

Weighted average shares outstanding           284,220                 282,744
Adjustments to weighted average shares
outstanding for the purpose of computing
fully diluted earnings per share:
  Additional shares issuable upon
  conversion of 4.5% Convertible Debentures     6,618                   6,618

Adjusted weighted average shares outstanding  290,838                 289,362


Earnings per share:
     Primary                                   $1.59                    $1.35

Fully Diluted*                                 $1.57                    $1.34

* This exhibit is provided to comply with SEC regulations.   In accordance with
Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the convertible debentures are anti-dilutive or result in a less than 3% dilution for the periods presented.